Exhibit 10.1

AMENDMENT NO. 1 TO EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment No. 1 to Executive Employment Agreement (this “Amendment”) is made as of April 14, 2015, by and between Lion Biotechnologies, Inc., a Nevada corporation (the “Company”), and Elma Hawkins (“Executive”), with reference to the following facts:

WHEREAS, the Company and Executive are parties to an Executive Employment Agreement, dated as of August 21, 2014 (the “Employment Agreement”), pursuant to which Executive was hired as the Company’s President and Chief Operating Officer; and

WHEREAS, in December 2014 the Company (i) appointed Executive as the Company’s Chief Executive Officer, effective January 1, 2015, (ii) increased Executive’s salary, and (iii) granted Executive an additional stock option to purchase 275,000 shares of the Company’s common stock; and

WHEREAS, the Company and Executive wish to amend the Employment Agreement to (i) confirm Executive’s new position and compensation effected in December 2014 (and disclosed in the Company’s Form 8-K filed on December 15, 2014), and (ii) amend the severance payment terms in Section 6.2 of Employment Agreement.

NOW, THEREFORE, in consideration of the foregoing and other consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive hereby agree as follows:

1.       Section 2.1 of the Employment Agreement is hereby amended in its entirety to read as follows:

“2.1 Position. Executive shall be employed by the Company in the position of President and Chief Executive Officer. Executive shall have the duties and responsibilities assigned by the Company’s Board of Directors (the “Board”). Executive shall perform faithfully and diligently such duties as are reasonable and customary for Executive’s position, as well as such other duties as the Board shall reasonably assign from time to time. The Parties understand that Executive shall provide her duties and services hereunder primarily from her offices in New York. However, Executive also agrees to perform her duties from time to time at the Company’s corporate headquarters in the Woodland Hills, California, as the Board may reasonably request. ”

2.       Section 4.1 of the Employment Agreement is hereby amended in its entirety to read as follows:

“Base Salary. As compensation for the proper and satisfactory performance of all duties to be performed by Executive hereunder, the Company shall pay Executive a base salary of $400,000 per year (the “Base Salary”), less required deductions for state and federal withholding tax, social security and all other employment taxes and authorized payroll deductions, payable on a prorated basis as it is earned, in accordance with the normal payroll practices of the Company.”

3.       Section 4.2 of the Employment Agreement is hereby supplemented as follows:

“In addition to the Outstanding Options, the Parties confirm that on December 12, 2014 the Company granted Executive an additional ten-year stock option to purchase 275,000 shares of the Company’s common stock (the “Additional Option”) at an exercise price equal $6.15 per share (the closing price of the common stock on December 12, 2014). Provided that Executive is still employed with the Company on the following dates, the Additional Option vests over three years as follows: (i) 91,667 shares will vest on January 1, 2016; and (ii) the remaining shares shall vest quarterly over the next two years after January 1, 2016.”

4.       Section 4.4 of the Employment Agreement is hereby amended to change the percentage of Executive’s Base Salary that can be earned during the applicable calendar year as Incentive Compensation from 20% to 40%.

5.       Section 4.8 of the Employment Agreement is hereby amended to delete the last sentence of that section, which sentence stated that the Company would reimburse Executive for the actual lease payments and other related costs paid by Executive to lease and maintain Executive’s office space in New York. The Company will not reimburse Executive for any costs associated with leasing an office in New York.

6.       Section 6.2 of the Employment Agreement is hereby amended to change the definition of “Severance Payment” from an amount equal to six months of Executive’s then Base Salary to an amount equal to 12 months of Executive’s then Base Salary.

7.       Except as expressly amended by this Amendment, all of the terms of the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

“EMPLOYER”

Lion Biotechnologies, Inc.

By:	/s/ MICHAELHANDELMAN
Michael Handelman
Chief Financial Officer

“EXECUTIVE”

/s/ ELMA HAWKINS
Elma Hawkins